Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-151431 on Form S-8, No. 333-160287 and No. 333-170632 on Form F-3 of our report dated April 26, 2012, relating to the consolidated financial statements and financial statement schedule of VanceInfo Technologies Inc. and its subsidiaries (collectively the “Group”) and the effectiveness of the Group’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of VanceInfo Technologies Inc. for the year ended December 31, 2011.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Beijing, the People’s Republic of China

April 26, 2012